ImmunoGen Appoints Michael Vasconcelles, MD, as Executive Vice President, Research, Development, and Medical Affairs

Waltham, MA – January 4, 2023 – ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced that Michael Vasconcelles, MD, has been appointed Executive Vice President, Research, Development, and Medical Affairs.

"Following the recent approval and launch of ELAHERE™ (mirvetuximab soravtansine-gynx), we have transitioned to a fully-integrated oncology company pursuing the global development and commercialization of our portfolio of novel ADCs. As we look to expand ELAHERE's label and advance our pipeline, it is essential that we strategically align our research, development, clinical, medical, and regulatory affairs activities at a local, regional, and international level," said Mark Enyedy, ImmunoGen's President and Chief Executive Officer. "I am delighted to welcome Mike to our Executive Committee to lead the next stage of growth for these activities. Mike brings over 30 years of experience in the discovery, global development, and approval of transformative cancer therapies. His strong academic and industry relationships and knowledge of the scientific, medical, and regulatory landscape will be integral to the efficient and effective delivery of our portfolio to markets around the world."

Most recently, Dr. Vasconcelles has served as a Senior Advisor to the Life Sciences team at Frazier Healthcare Partners. Prior to that, he was the Chief Medical Officer and Head of the Medical and Scientific Organization at Flatiron Health, a health tech company focused on accelerating cancer research and improving patient care. Before joining Flatiron, Dr. Vasconcelles served as Chief Medical Officer at Unum Therapeutics, a cell and gene therapy company developing autologous engineered T-cell products for the treatment of cancer. He also spent several years at Takeda/Millennium, where he was Senior Vice President and Head of the Oncology Therapy Area Unit. Earlier in his career, Dr. Vasconcelles was Group Vice President and the Global Therapeutic Area Head of Transplant and Oncology at Genzyme Corporation, where he was responsible for clinical development of the transplant and oncology portfolio and a member of the Transplant and Oncology Business Unit management team. Following Sanofi's acquisition of Genzyme, he joined Sanofi Oncology as Head of Personalized Medicine and Companion Diagnostics. Dr. Vasconcelles serves as a non-executive director of Molecular Partners AG and Magenta Therapeutics, Inc., a Board member of the Personalized Medicine Coalition and the Eastern New England American Cancer Society, and a member of several Scientific Advisory Boards within the biopharmaceutical industry. From 1996-2021, he was a faculty member at Harvard Medical School and an associate physician at Brigham and Women's Hospital and Dana-Farber Cancer Institute. Dr. Vasconcelles received both his BA and MD from Northwestern University.

"This is an exhilarating next chapter for ImmunoGen as the Company brings its first wholly-owned product to market, advances its pipeline of ADCs through the clinic, and reinvigorates its early-stage discovery and research efforts to drive future growth," said Dr. Vasconcelles. “Building on 40 years of ADC innovation, I look forward to working with the rest of the ImmunoGen team to drive the expansion of our platform and portfolio as we work to bring ELAHERE, and equally groundbreaking medicines, to patients across the globe."

ABOUT IMMUNOGEN

ImmunoGen is developing the next generation of antibody-drug conjugates (ADCs) to improve outcomes for cancer patients. By generating targeted therapies with enhanced anti-tumor activity and favorable tolerability profiles, we aim to disrupt the progression of cancer and offer our patients more good days. We call this our commitment to TARGET A BETTER NOW™.

Learn more about who we are, what we do, and how we do it at www.immunogen.com.

ABOUT ELAHERE (MIRVETUXIMAB SORAVTANSINE-GYNX)

ELAHERE (mirvetuximab soravtansine-gynx) is a first-in-class ADC comprising a folate receptor alpha-binding antibody, cleavable linker, and the maytansinoid payload DM4, a potent tubulin inhibitor designed to kill the targeted cancer cells. Please see full Prescribing Information, including a Boxed Warning, for ELAHERE here.

FORWARD-LOOKING STATEMENTS

This press release includes forward-looking statements. These statements include, but are not limited to, ImmunoGen's expectations related to the occurrence, timing, and outcome of the Company's product and product candidates, including, but not limited to, the commercial launch and label expansion of ELAHERE™ (mirvetuximab soravtansine-gynx), the global development and commercialization of novel ADCs, and the progression of early-stage discovery and research efforts. Various factors could cause ImmunoGen's actual results to differ materially from those discussed or implied in the forward-looking statements, and you are cautioned not to place undue reliance on these forward-looking statements, which are current only as of the date of this release. Factors that could cause future results to differ materially from such expectations include, but are not limited to: the timing and outcome of the Company's preclinical and clinical development processes; the difficulties inherent in the development of novel pharmaceuticals, including uncertainties as to the timing, expense, and results of preclinical studies, clinical trials, and regulatory processes; the timing and outcome of the Company's anticipated interactions with regulatory authorities; the risk that we may not be able to obtain adequate prices and reimbursement for any approved products, including the potential for delays or additional difficulties for mirvetuximab; the risk that the results of the ongoing MIRASOL trial may fail to support full approval of mirvetuximab and, if so, that additional studies may be required; risks and uncertainties associated with the scale and duration of the COVID-19 pandemic and the resulting impact on ImmunoGen's industry and business; and other factors as set forth in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission on February 28, 2022, Quarterly Reports on Form 10-Q filed with the Securities and Exchange Commission on May 6, 2022, August 1, 2022 and November 4, 2022, and other reports filed with the Securities and Exchange Commission. The forward-looking statements in this press release speak only as of the date of this press release. We undertake no obligation to update any forward-looking statement, whether as a result of new information, future developments, or otherwise, except as may be required by applicable law.

INVESTOR RELATIONS CONTACT

ImmunoGen

Anabel Chan

781-895-0600

anabel.chan@immunogen.com

MEDIA CONTACTS

ImmunoGen

Courtney O'Konek

781-895-0600

courtney.okonek@immunogen.com

OR

FTI Consulting

Robert Stanislaro

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